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                              IAR SECURITIES CORP.


                                            , 1997


Sportstrac, Inc.
6900 E. Belleview Avenue
Suite 200
Englewood, Colorado 80111

Attention: Mr. Marc Silverman, President

Gentlemen:

                  This letter, when executed by the parties hereto, will constitute an agreement between Sportstrac, Inc. (the "Company") and IAR Securities Corp. ("IAR") pursuant to which the Company agrees to retain IAR and IAR agrees to be retained by the Company under the terms and conditions set forth below.

                  1. The Company hereby retains IAR to perform consulting services related to corporate finance and other financial services matters, and IAR hereby accepts such retention. In this regard, subject to the terms set forth below, IAR shall furnish to the Company advice and recommendations with respect to such aspects of the business and affairs of the Company as the Company shall, from time to time, reasonably request upon reasonable notice.

                  2. As compensation for the services described in paragraph 1 above, the Company shall pay to IAR a yearly fee of $33,333, for a period of three years, all three years fees to be paid in advance, in full on the date hereof. In addition, the Company will reimburse IAR for any and all reasonable expenses incurred by IAR in the performance of its duties hereunder, and IAR shall account for such expenses to the Company. Such reimbursement shall accumulate and be paid monthly. Nothing contained herein shall prohibit IAR from receiving any additional compensation under paragraphs 3 and 4 herein or otherwise.

                  3. In addition, IAR shall hold itself ready to assist the Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the Company, upon reasonable notice, and will undertake such evaluations and negotiations upon prior written agreement as to additional compensation to be paid by the Company to IAR with respect to such evaluations and negotiations. Nothing herein shall require the Company to utilize IAR's services in any particular transactions nor shall limit the Company's obligations arising under any other agreement or understanding.

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                  4. The Company and IAR further acknowledge and agree that IAR may act as a finder or financial consultant in various business transactions in which the Company may be involved, such as mergers, acquisitions or joint ventures. The Company hereby agrees that in the event IAR shall introduce to the Company another party or entity, and that as a result of such introduction, a transaction is consummated, the Company shall pay to IAR a fee equal to (i) five percent (5%) of the first $1,000,000; (ii) four percent (4%) of the second $1,000,000; (iii) three percent (3%) of the third $1,000,000; and (iv) two percent (2%) of any consideration over $4,000,000 involved in any transaction. Such fee shall be paid in cash at and subject to the closing of the transaction to which it relates, and shall be payable whether or not the transaction involves stock, or a combination of stock and cash, or is made on the installment sale basis. In addition, if the Company shall, within 36 months immediately following the termination of this Agreement, consummate a transaction with any party or entity introduced by IAR to the Company, the Company shall pay to IAR a fee with respect to such transaction calculated in accordance with this paragraph. Nothing herein shall prevent the Company from utilizing other individuals or entities in such capacities nor shall limit the Company's obligations arising under any other agreement or understanding. As used herein, "Company" shall include any and all subsidiaries and/or affiliates of the Company.

                  5. All obligations of IAR contained herein shall be subject to IAR's reasonable availability for such performance, in view of the nature of the requested service and the amount of notice received. IAR shall devote such time and effort to the performance of its duties hereunder as IAR shall determine is reasonably necessary for such performance. IAR may look to such others for such factual information, investment recommendations, economic advice and/or research, upon which to base its advice to the Company hereunder, as it shall deem appropriate. The Company shall furnish to IAR all information relevant to the performance by IAR of its obligations under this Agreement, or particular projects as to which IAR is acting as advisor, which will permit IAR to know all facts material to the advice to be rendered, and all material or information reasonably requested by IAR. In the event that the Company fails or refuses to furnish any such material or information reasonably requested by IAR, and thus prevents or impedes IAR's performance hereunder, any inability of IAR to perform shall not be a breach of its obligations hereunder.

                  6. Nothing contained in this Agreement shall limit or restrict the right of IAR or of any partner, employee, agent or representative of IAR, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of IAR to render services of any kind to any other corporation, firm, individual or association.

                  7. IAR will hold in confidence any confidential information which the Company provides to IAR pursuant to this Agreement which is designated by an appropriate stamp or legend as being confidential. Notwithstanding the foregoing, IAR shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to the breach of this agreement by IAR; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of IAR in the normal and

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routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by IAR by governmental requirements. If IAR is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Company, or the existence of other negotiations in the course of its dealings with the Company or its representatives, IAR shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

                  8. The Company agrees to indemnify and hold harmless IAR, its partners, employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which IAR is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of IAR's service pursuant to this Agreement so long as IAR shall not have committed an intentional or willful misconduct, or shall have acted grossly negligent, in connection with the services which form the basis of the claim for indemnification. The Company further agrees that IAR shall incur no liability to the Company or any other party on account of this Agreement or any acts or omissions arising out of or related to the actions of IAR relating to this Agreement or the performance or failure to perform any services under this Agreement except for IAR's intentional or wilful misconduct. This paragraph shall survive the termination of this Agreement.

                  9. This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

                  10. The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

                  11. This Agreement is for a term of thirty-six (36) months and may not be terminated by the Company. This Agreement may be terminated by IAR at any time upon 30 days' notice; provided IAR shall repay any portion of their fee which was not earned on the effective date of such termination ($2,777.77 multiplied by the number of months paid in advance). Paragraphs 4, 7 and 8 shall survive the expiration or termination of this Agreement under all circumstances.

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                  12. Any notices hereunder shall be sent to the Company and to
IAR at their respective addresses set forth above. Any notice shall be given by certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

                  13. This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law.

                  14. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

                  15. This Agreement shall be binding upon the parties hereto, the indemnified parties referred to in the Indemnification Provisions, and their respective heirs, administrators, successors and permitted assigns.

                  If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

                                                   Very truly yours,

                                                   IAR SECURITIES CORP.


                                              By:  ____________________________
                                                   Name:
                                                   Title:

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN

      SPORTSTRAC, INC.


 By:  ___________________________
      Marc Silverman, President

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